Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2019 Equity Incentive Plan of Peloton Interactive, Inc., as amended, of our reports dated August 23, 2023, with respect to the consolidated financial statements of Peloton Interactive, Inc. and the effectiveness of internal control over financial reporting of Peloton Interactive, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
February 1, 2024

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